News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

August 31, 2015
(N)
NYSE:STR
15-16

Contact:    Tony Ivins
Business:    (801) 324-5218
Media:        Chad Jones
Business:    (801) 324-5495

QUESTAR APPLIES TO ADD CANYON CREEK ACQUISITION TO WEXPRO II AND PROPOSES CHANGES TO WEXPRO MODEL

SALT LAKE CITY - Questar Corporation (NYSE:STR) subsidiary, Questar Gas Company (Questar Gas) has submitted an application to the Public Service Commissions of Utah and Wyoming seeking approval to include the recently acquired Canyon Creek property as a Wexpro II development and production asset. In December 2014, Wexpro Company (Wexpro) closed on this $52.7 million acquisition of the remaining 30% ownership interest in natural gas producing properties in the Canyon Creek field located in the Vermillion Basin in southwest Wyoming. Wexpro now has a 100% ownership interest in this field, a property that produces some of its lowest-priced cost-of-service natural gas. Under the Wexpro II Agreement, Questar Gas is required to apply for approval to include any properties acquired by Wexpro within the original Wexpro Agreement’s development-drilling area, as Wexpro II properties.
In the application, Questar Gas also proposed changes to certain terms of the Wexpro cost-of-service model established by the Wexpro agreements. The changes are designed to enable future cost-of-service gas production to be more competitive in the current low-price commodity environment.
“The addition of the Canyon Creek acquisition to Wexpro II would add to our low-cost portfolio of Vermillion Basin assets, our most economical cost-of-service area,” said Ronald W. Jibson, Questar chairman, president and CEO. “The addition of this competitively priced cost-of-service production and future investment opportunities would benefit both utility customers and shareholders and help perpetuate Wexpro’s win-win arrangement. We also believe the proposed changes are important to facilitate a resumption of Wexpro’s gas development-drilling program. Since the beginning of the year we have pursued creative ways to ensure that Wexpro can sustain and grow production and its investment base even in this low gas-price environment. Current indications are that natural gas prices could be low for at least the next few years, so we believe it is vitally important for us to be proactive in our approach to building a sustainable development-drilling model for customers and shareholders. The proposed changes will also provide a template for our Wexpro development team as they continue to negotiate cost-of-service arrangements with utilities in other regulatory jurisdictions.”
Key points to consider about the proposed changes:

•
The rate of return on post-2015 development drilling expenditures under both Wexpro agreements would be lowered to the Commission-Allowed Rate of Return on investment as defined in the Wexpro II Agreement - currently 7.64%.

•	Post-2015 dry-hole and non-commercial well costs would be expensed and shared on a 50/50 basis between utility customers and Wexpro.

•
When the annual weighted average price of cost-of-service gas from Wexpro and Wexpro II properties is less than the current market price, then annual savings on post-2015 development would be shared between utility customers and Wexpro on a 50/50 basis.

•	The pre-2016 investment base and associated returns would not be affected.
Wexpro generally designs its drilling program to provide cost-of-service gas at or below the current five-year Rockies-adjusted NYMEX forward price curve. The company believes that these changes, if approved, would allow Wexpro to resume its drilling program as early as 2016, enabling Questar Gas customers to continue to reap the benefit of adding long-term natural gas reserves at low prices. By maintaining an active drilling program, Wexpro would also be able to retain its oil and gas expertise and key employees.
Jibson summarized, “Let me emphasize that we see the addition of the Canyon Creek acquisition as a Wexpro II property and the proposed changes to the Wexpro model as benefitting both customers and shareholders. The acquisition brings the immediate prospect of low-cost production and future development drilling. The changes to the Wexpro model would allow us to develop future production on a more competitive basis while growing the in vestment base and long-term earnings at Wexpro. Customers should see lower rates and shareholders should continue to see competitive returns. And, the sharing mechanism could allow Wexpro to again enjoy higher returns as market prices rise, while at the same time providing production to customers at below market rates.”
The company anticipates that the commissions will consider its application before year end. However, there can be no assurance that the Canyon Creek acquisition will be approved as a Wexpro II property, or that any of the proposed changes to the Wexpro model will be approved.

About Questar Corporation

Questar is a Rockies-based integrated natural gas company with an enterprise value of about $5 billion, operating through three principal subsidiaries:

•	Questar Gas Company provides retail natural gas distribution in Utah, Wyoming and Idaho;

•	Wexpro Company develops and produces natural gas from cost-of-service reserves for Questar Gas customers; and

•	Questar Pipeline Company operates interstate natural gas pipelines and storage facilities in the western U.S. and provides other energy services.

Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements in this document include, but are not limited to, Company expectations regarding its ability to resume and maintain a developmental natural gas drilling program if the application submitted by Questar Gas is approved. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

3

•	the risk factors discussed in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent SEC filings;

•	changes in drilling and development plans;

•	general economic conditions, including the performance of financial markets and interest rates;

•	changes in energy commodity prices;

•	changes in industry trends;

•	actions of regulators;

•	changes in laws or regulations; and

•	other factors, most of which are beyond Questar's control.

Questar undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.
# # #
For more information, visit Questar's website at www.questar.com

4